Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of this 9th day of December, 2014 (the “Effective Date”), by and between uniQure, Inc., 113 Hartwell Avenue, Lexington, MA 02421, on behalf of itself and any and all of its affiliates (together, the “Company”) and Matthew Craig Kapusta, 53 Greenfield Avenue, Saratoga Springs, NY 12866 (“Executive”).

RECITALS

A.            WHEREAS, the Company has offered to employ Executive as its Chief Financial Officer (“CFO”).

B.            WHEREAS, Executive has accepted the Company’s offer of employment and wishes to be employed by the Company and to serve in such capacity under the terms and conditions set forth in this Agreement.

C.            WHEREAS, the Company and Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

TERM AND CONDITIONS

NOW THEREFORE, the parties agree as follows:

1        Position and Duties; Location

1.1               Executive will serve the Company as its global CFO. Executive shall report directly to and be subject to the overall direction and authority of the Chief Executive Officer (“CEO”). In this capacity, Executive shall have and perform such authority, duties and responsibilities as are commensurate and customarily associated with such position, including being responsible for all financial and fiscal management aspects for the group of entities consisting of uniQure N.V. and all of its present or future parents, subsidiaries and affiliated entities(the “Company Group”), including, accounting and controls, regulatory reporting, financial analysis, management reporting, investor relations, legal, and such other lawful powers and duties as may from time to time be prescribed by the CEO. Executive will be responsible for the administrative, financial and risk management operations of the Company Group, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve the assets of the Company Group and report accurate financial results, such with due observation of applicable law, regulations, rules and procedures and uniQure N.V.’s articles of association.

1.2               Executive shall also be responsible for managing the Company’s Lexington facility.

1.3               In addition, the Supervisory Board of uniQure, N.V. (“Supervisory Board”) will recommend at the next regularly scheduled meeting of the general meeting of

Initials:	/s/ Illigible

shareholders of uniQure N.V., to be effective as soon as practicable after the Effective Date, that Executive be appointed: (i) as a member of the Management Board of uniQure N.V. (the “Management Board”); and (ii) as CFO of uniQure N.V.

a.              Executive acknowledges and agrees that his compensation package from the Company set forth in Section 4 below is intended to compensate him for any additional duties and responsibilities that he may perform on behalf of uniQure N.V.

b.              Executive acknowledges and agrees that his termination of employment from the Company for any reason shall require his immediate resignation from any positions held or appointments by uniQure N.V. (see Section 10.2, below) and, if he fails to do so, it shall constitute sufficient grounds for uniQure N.V.’s Management Board to remove him from such position(s).

1.4               Executive will be based in the Company’s Lexington, Massachusetts office, or (subject to Section 9.5(iii) below) such other location where the principal executive offices may be relocated from time to time by the CEO, provided, however, that Executive may be required to travel as necessary and appropriate or as reasonably required by the Company for business purposes.

1.5               Executive acknowledges and agrees that he is an “exempt” employee under the Fair Labor Standards Act.

2        Standards of Performance/Extent of Services

During the Employment Period, Executive shall devote his full business time and attention to the business of the Company and his duties under this Agreement and shall discharge them faithfully, industriously and to the best of his ability, experience and talents. Executive shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time and that are not in conflict with this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Executive shall be permitted:

2.1               to spend reasonable amounts of time to manage his personal, financial and legal affairs;

2.2               investing his assets in a manner not prohibited by Section 6 of this Agreement, and in a form or manner that does not require any material services on his part in the operations or affairs of the companies or other entities in which the investments are made, provided that nothing in this Agreement shall preclude the Executive from investing his personal assets in one or more mutual funds or other publicly available investment funds that may include investments in publicly traded companies or financial institutions that may be in competition with the Company;

2.3               serving on the board of directors of any for-profit company, subject to written approval of the CEO, which will not be unreasonably withheld. If the CEO later

Initials:	/s/ Illigible

makes a reasonable, good faith determination that Executive’s continued service on another company’s board would be detrimental to the Company, he will give Executive thirty (30) days’ written notice that he is revoking his original approval, and Executive will resign from the applicable board within thirty (30) days after his receipt of such notice; or

2.4               engaging in religious, charitable, or other community or non-profit activities (including serving on civic, charitable, not-for-profit or industry boards) provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder.

3        Term

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin on the January 1, 2015 (the “Start Date”) and end at 11:59 p.m. Eastern Time on December 31, 2017 (“Initial Employment Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods, unless either the Supervisory Board or Executive provides written notice to the other at least ninety (90) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 9 hereof.

4        Compensation and Benefits

The regular compensation and benefits payable to Executive under this Agreement are as follows:

4.1               Base Salary. For all services rendered by Executive under this Agreement, the Company will pay him a base salary at the annual rate of Three Hundred Fifty Thousand Dollars and No Cents (US $350,000.00), which shall be reviewed annually by the CEO for adjustment (the base salary in effect at any time, the “Base Salary”). Executive’s Base Salary shall be paid in bi-weekly installments, less withholdings as required by law and deductions authorized by Executive, and payable pursuant to the Company’s regular payroll practices in effect at the time.

4.2               Starting Bonus. The Company shall pay to Executive a starting bonus equal to Thirty Five Thousand Dollars and No Cents (US $35,000.00), less necessary withholdings and authorized deductions, on or before the end of Executive’s first month of employment. Executive agrees that he shall forfeit and be obligated to re-pay the full amount of this bonus if, prior to the one-year anniversary of the Start Date: (a) Executive resigns without Good Reason (as defined in Section 9.5); or (b) Executive is terminated for Cause (as defined in Section 9.4). Executive expressly authorizes the Company to deduct this amount from any subsequent payments or wages that the Company pays to Executive if his employment terminates pursuant to subsection (a) above or if his termination under subsection (b) above is undisputed.

Initials:	/s/ Illigible

4.3               Annual Performance Bonus. Executive will be eligible to receive an annual performance bonus (a “Bonus”) after the end of each calendar year with a target bonus amount of 40% of Executive’s Base Salary. Eligibility for the Bonus shall be determined based on achieving the annual incentive milestones established, in good faith, by the CEO (after consultation with, and recommendation from, Executive from time to time), Executive’s overall performance, the Company’s performance and financial condition as stated in the Company’s short-term incentive plan guidelines, Executive’s active employment on the date that the Bonus is distributed (which shall not be later than March 31 of the year following the calendar year to which the bonus pertains), and in the sole discretion of the Company. The Company shall pay the Bonus for the prior calendar year on or before the end of the first quarter (March 31st) of the following year.

a.                            2015 Partial Bonus Guarantee. The Company shall pay to Executive a guaranteed minimum Bonus of 20% of Executive’s Base Salary for the calendar year 2015 provided that, prior to the payment date of such Bonus (which shall not be later than March 31, 2016), Executive’s employment with the Company has not terminated as the result of: (a) Executive’s resignation without Good Reason (as defined in Section 9.5); or (b) Executive’s having been terminated by the Company for Cause (as defined in Section 9.4).

b.              Definition of Pro-rata Bonus. As used in this Agreement, the term “Pro-rata Bonus” shall mean the product of the formula B x D/365 where:

(1)                 B represents the Bonus that (but for the cessation of the Executive’s employment) would otherwise have been payable to the Executive for the fiscal year in which the termination occurs (based on actual performance outcomes for that year). For this purpose, the Bonus that would have otherwise have been payable to the Executive shall be determined in good faith and in the same manner applicable to active named executive officers of the Company Group;

(2)                 D represents the number of days elapsed in the calendar year through the date of the separation of Executive’s employment from the Company.

4.4               Incentive Compensation. Executive may be entitled to participate in any incentive compensation programs made available to executives of the Company generally, in accordance with the terms thereof, as in effect from time to time, and as determined by the CEO and/or the Supervisory Board. Any additional Incentive Compensation program which is added to Executive’s overall compensation shall be done so in a writing, signed by Executive and a duly authorized representative of the Company and fashioned as an addendum to this Agreement.

4.5               Option Grant. At the next regular meeting of the Supervisory Board following the Effective Date, Executive shall be awarded a grant of options to purchase

Initials:	/s/ Illigible

100,000 ordinary shares pursuant to the terms and conditions of the Company’s 2014 Share Incentive Plan, and subject to the express terms of the Incentive Share Option Agreement provided separately to Executive.

4.6               Regular Benefits. Executive is entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, and other benefit plans that are in effect for the Company’s executives, as the same may be amended from time to time. Executive’s participation shall be subject to: (i) the terms of the applicable plan documents; and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans and programs at any time as it, in its sole judgment, determines to be appropriate.

4.7               Expenses Related to Relocation. The Company will reimburse executive for the expenses associated with Executive’s relocation of himself and his family to the Boston area (“Relocation Expenses”) to a maximum net amount (i.e., grossed-up to be net of taxes) of One Hundred Thousand Dollars and No Cents (US $100,000.00). The Relocation Expenses include the following:

a.                      monthly local temporary housing costs (which may include furnished housing and/or rental furniture/housewares), for a maximum of eight (8) months;

b.              the expenses associated with Executive’s sale of his residence including, without limitation, brokerage commissions, attorneys’ fees, fees paid to a lender and fees paid to any state or local governmental body associated with the sale;

c.               the expenses associated with Executive’s family visiting him in the Boston area, during the period before his family relocates to the Boston area, one time per month;

d.              travel expenses incurred in Executive’s weekly commutes to his New York residence;

e.               moving expenses;

f.                other expenses associated with Executive’s and his family’s move to the Boston area that are not expressly set forth above, provided that for any expense greater than $3,000 Executive shall obtain prior written approval from the CEO prior to incurring the expense.

Executive agrees that he shall forfeit and be obligated to re-pay the full amount of the Relocation Expenses if, prior to the one-year anniversary of the Start Date: (a) Executive resigns without Good Reason (as defined in Section 9.5); or (b) Executive is terminated for Cause (as defined in Section 9.4). If Executive’s employment terminates between the one-year anniversary of the Start Date and 180 days after the one-year anniversary of the Start Date, Executive’s obligation to repay the Relocation Expenses shall be pro-rated according to the following formula:

Initials:	/s/ Illigible

repayment obligation = RE x (1 - D/180) (RE represents the full amount of Relocation Expenses Executive received; D represents the number of days elapsed after the one-year anniversary of the Start Date). Executive expressly authorizes the Company to deduct this amount from any subsequent payments or wages that the Company pays to Executive if his employment terminates pursuant to subsection (a) above or if his termination under subsection (b) above is undisputed.

4.8               Business Expenses. The Company shall provide the Executive with a credit card issued to, and in the name of, the Company with which to pay all reasonable travel, entertainment and other business expenses that the Executive incurs in the course of performing his duties and responsibilities. The Company may request reasonable and customary documentation for any such expenses.

4.9               Paid Time Off and Holidays. Executive shall be entitled to accrue twenty (20) days of paid time off in each calendar year during the term of this Agreement, which shall accrue ratably at the rate of 1.67 days per month. For each year of completed service, Executive shall earn an additional one (1) day of paid vacation per year, to result in a maximum of five (5) weeks of paid vacation per calendar year after five (5) years of service. Executive is also entitled to all paid holidays observed by the Company in the United States. Executive shall have all rights and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures.

4.10        Cell Phone; Other Electronic Devices. The Company shall provide Executive with a portable smart phone and suitable laptop and/or other similar computing device. The Company shall pay or reimburse Executive for the Executive’s use and operation of this equipment, subject to the Company’s employee manual and other applicable policies and procedures. It is acknowledged that Executive may use such devices for reasonable personal use. It is also acknowledged that in the event the Executive ports any of his existing phone numbers to a device owned by the Company, or if a new cell phone number is established (either by the Executive or by the Company) for Executive to use such device, Executive shall retain ownership of such phone number(s) upon the separation of employment and the Company shall cooperate with the transfer of the phone number(s) to a device and carrier that Executive designates.

5        Inventions and Developments.

5.1               The term “Products” as used herein shall mean all products and services developed and/or licensed to third parties, being developed, sold, or otherwise distributed by the Company, during the term of Executive’s employment.

5.2               Disclosure. Executive shall promptly and fully disclose to the Company any and all inventions, discoveries, developments, improvements, software and writings, concepts and ideas, whether or not patentable, that are authored, conceived, developed, reduced to practice or prepared by Executive alone or by Executive and others, either within or without the Company, during the period of Executive’s employment with the Company, relating to either the Products

Initials:	/s/ Illigible

or to any prospective activities of the Company known to Executive as a consequence of employment with the Company (the “Inventions”).

5.3               Further Assurances. Upon and/or following disclosure of each Invention to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, instruments, documents, acts and things as the Company and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, including all right, title and interest in the Inventions, and when so obtained or vested to renew and restore the same; and to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

5.4               Works Made For Hire. Executive acknowledges that all documentation, works of authorship and copyrightable works prepared in whole or in part by Executive, jointly or singly, in the course of Executive’s employment, whether on the Company’s time or on Executive’s own time, including without limitation all Inventions, shall be “works made for hire” under the Copyright Act of 1976 (the “Copyright Act”), and shall be the sole property of the Company and the Company shall be the sole author of such works within the meaning of the Copyright Act. All such works (the “Work Product”), as well as all copies of such works in whatever medium, shall be owned exclusively by the Company and Executive hereby expressly disclaims any and all interests in such works. If the copyright to any such work shall not be the property of the Company by operation of law, Executive hereby and without further consideration, irrevocably assigns to the Company all right, title and interest in such work, including all so-called “moral rights,” and will assist the Company and its nominees in every proper way, at the Company’s expense, to secure, maintain and defend for the Company’s own benefit copyrights and any extensions and renewals thereof on such work, including translations thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. If the foregoing moral rights cannot be so assigned under the applicable laws of the countries in which such rights exist, Executive hereby waives such moral rights and consents to any action of the Company that would violate such rights in the absence of such consent. Executive warrants that no Work Product shall contain any material owned by any third party, except as disclosed to the Company pursuant to subsection (b), and that as to any such material, Executive shall have all rights necessary to provide to the Company the full, unrestricted benefits to such material as incorporated into the Work Product.

5.5               Assignment. Without in any way limiting the foregoing, Executive hereby assigns to the Company all right, title and interest to all Inventions, including but not limited to patent rights and copyrights.

Initials:	/s/ Illigible

5.6               Power of Attorney. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Executive.

5.7               Executive Developments. Executive represents that all developments, inventions, works of authorship or other intellectual property rights to which Executive claims ownership as of the date of this Agreement (the “Executive Developments”), and which the parties agree are excluded from this Agreement, are listed in Exhibit A attached hereto. If no such Executive Developments are listed on Exhibit A, Executive represents that there are no such Executive Developments at the time of signing this Agreement.

5.8               After the date hereof, Executive will promptly disclose to the Company and the Company agrees to receive all disclosures in confidence, any improvements, discoveries, software, designs or writing of Executive that exist, regardless of the state of completion, to determine if they shall be deemed Inventions.

6        Restrictive Covenants.

THIS SECTION MAY AFFECT YOUR RIGHT TO ACCEPT EMPLOYMENT WITH OTHER EMPLOYERS AFTER YOUR EMPLOYMENT WITH THE COMPANY ENDS

6.1     For the purposes of this Section:

a.                      “Competing Services” means any product, process or service of any person or organization other than the Company, in existence or under development at the time of Executive’s termination of employment which involves the use of nucleic acid polymers (DNA and RNA and all forms thereof) as a therapeutic drug to treat diseases by delivery of such nucleic acid polymers into a patient’s cells.

b.              “Competing Organization” means any person, entity, or organization, including Executive, engaged in, or that intends to become engaged in, the providing or the production of Competing Services.

c.               “Customer” shall mean any individual or entity with which the Company has contracted to perform work, provide products or render service.

d.              “Prospective Customer” shall mean any individual or entity that, during the twenty-four (24) months prior to termination of Executive’s employment, the Company has solicited with an in-person meeting or through a written proposal to become a Customer of the Company.

Initials:	/s/ Illigible

6.2               Non-Disclosure of Confidential Information. Executive agrees that during the Employment Period and at all times thereafter, regardless of the reason for termination of employment, Executive will not use or disclose (except as: (i) required by applicable law; (ii) in compliance with the order of any court of competent jurisdiction or governmental agency; or (iii) in connection with the performance of his duties and responsibilities under this Agreement); or (iv) deemed necessary by the Executive’s counsel to use in a proceeding to enforce Executive’s rights under this Agreement (in which case Executive shall utilize the local court’s impoundment procedures to file confidential information under seal), any of the Company’s confidential information. The term “confidential information” means trade secrets of the Company, commercially valuable information developed by the Company, or otherwise sensitive information concerning the Company, in each case that has been treated as confidential by the Company. Confidential information may include, without limitation, such things as financial information, business plans, prospects, and opportunities (such as financial product developments or possible acquisitions or dispositions of businesses or facilities), nonpublic personal information relating to Company employees, and all other information of every kind and nature and in any form that is proprietary to the Company and that directly or indirectly has been provided or made available to, or acquired by, the Executive. However, the term “confidential information” does not include information that has become part of the public domain by means other than Executive’s violation of his obligations under this Agreement.

6.3               Non-competition. Executive agrees that during the Employment Period and for a period of twelve (12) months after the termination of the Employment Period for any reason Executive shall not directly or indirectly, render services (whether as an employee, consultant, independent contractor, member of a board of directors, or in any other capacity) to a Competing Organization. Notwithstanding the foregoing, nothing herein shall prevent Executive from becoming employed by or otherwise rendering services to a Competing Organization whose business is diversified, if the scope of Executive’s services to such Competing Organization is limited to identifiable parts, segments, entities or business units of such business that, are not engaged in providing or producing Competing Services. Executive agrees that if he seeks to become employed or otherwise renders services to such a Competing Organization during the restricted period, prior to Executive’s employment or rendering such services, (i) he shall provide the Company with written assurance from such Competing Organization and from Executive that Executive will not render services directly or indirectly in connection with any Competing Services, and (ii) Executive receives written approval of Executive’s intended employment or rendering such services (such approval shall not be unreasonably withheld and shall be provided by the Company within ten (10) days from receipt of the written assurances set forth in subsection (i)).

6.4               Non-Solicitation. Executive agrees that during the Employment Period and for a period of twelve (12) months after the termination of the Employment Period for any reason, Executive shall not directly or indirectly:

Initials:	/s/ Illigible

a.                      solicit, entice, induce or attempt to induce any employee, consultant or independent contractor who performed services for the Company during the twelve (12) month period immediately preceding the separation of Executive’s employment from the Company, to discontinue his employment, contractual, or other affiliation with the Company;

b.              contact, solicit, induce or attempt to induce any Customer, Prospective Customer, supplier, vendor, referral source, or business partner (excluding investors) of the Company and that Executive serviced, had contact with, or learned confidential information about as a result of his employment at the Company, for the purpose of soliciting the sale of Competing Services to such individual or entity and/or to divert any portion of that individual’s or entity’s business away from the Company.

c.               Prohibition relating to social media use. The act of communicating with a prohibited contact pursuant to subsections 6.4(a) or 6.4(b) through any social media (such as by posting, updating status, advising of new employment, instant message, etc.) shall constitute prohibited solicitation, and Executive agrees to refrain from doing the same.

6.5               Notice of Subsequent Employment. Executive agrees that, for a period of twelve (12) months after the termination of the Employment Period for any reason, he shall notify the Supervisory Board in writing of any change of subsequent employment (stating the name and address of the employer and providing the title and a detailed description of the duties of the position).

6.6               Subsequent Presentment of Agreement. Executive agrees that, for a period of twelve (12) months after the termination of the Employment Period for any reason he shall disclose to any entity that employs him or engages him for compensation in any capacity the restrictions upon the Executive’s services set forth in this Agreement.

6.7               Tolling of Post-Employment Obligations. If it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent Executive from engaging in certain post-employment conduct, then the restrictive periods shall be tolled for the period of time that Executive is determined by a court of competent jurisdiction to have had already been engaging in the prohibited conduct prior to the injunction.

6.8               Enforcement of Covenants. Executive acknowledges that a breach of the restrictive covenants set forth in this Section 7 of this Agreement will cause irreparable injury to the Company, that the Company’s remedies at law will be inadequate in case of any such breach or threatened breach, and that the Company will be entitled to preliminary injunctive relief, without bond, and other injunctive relief in case of any such breach or threatened breach.

6.9               Covenant Not To Sue Over Section 6 Restrictions Outside Of Massachusetts. In addition to the obligation set forth in Section 13.7, Executive agrees that he will not commence, prosecute, or assist in any way another person or entity to

Initials:	/s/ Illigible

commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against the Company concerning a dispute arising from or relating to Section 6 of this Agreement in any forum or jurisdiction other than the state and federal courts in the state of Massachusetts. Executive further agrees that, in the event he disregards this clause, the Company shall be entitled to recover its reasonable attorneys’ fees and any other costs incurred in staying, transferring, dismissing or otherwise defending such out-of-state action or proceeding.

6.10        Subsequent Material Changes in Employment. The Parties have entered into this Agreement with the understanding that it is possible that Executive’s position, title, duties and responsibilities could increase, decrease, develop, evolve, or otherwise change in a material way. In light of that understanding, the Parties nevertheless intend that this Agreement shall follow Executive throughout the entire course of his employment with the Company (or any affiliates or successors) and that any such subsequent material change within the scope of this Agreement shall not affect either the enforceability or the validity of this Agreement.

6.11        Non-Disparagement. Executive agrees not to make, directly or indirectly, whether orally or in writing, any public disparaging statement concerning the Company (or its principals, officers, directors, partners, managers, members, employees or customers) that could foreseeably harm the reputation or goodwill of the Company. The Company agrees that it will instruct its senior executive officers (including its Chief Executive Officer) and the members of its Supervisory Board not to make, directly or indirectly, whether orally or in writing, any public disparaging statement concerning Executive that could foreseeably harm the reputation or goodwill of Executive. Nothing herein shall be deemed to preclude the Executive or any individual affiliated with the Company from testifying truthfully under oath if required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

Initials:	/s/ Illigible

7                         Cooperation. Executive agrees that he will cooperate (i) with the Company, at reasonable and mutually-convenient times, in the defense of any legal claim involving any matter that arose during Executive’s employment with the Company about which the Executive has knowledge, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company. The Company will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

8                         Conflicting Agreements. Executive acknowledges and represents that by executing this Agreement and performing his obligations under it, he will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations for the Company.

9        Termination.

9.1               Events of Termination. The Employment Period, the Executive’s Base Salary and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 10):

a.       upon the death of the Executive;

b.              upon the Disability of the Executive immediately upon notice from either party to the other;

c.               upon termination by the Company for Cause;

d.              upon the voluntary resignation of employment by the Executive without Good Reason;

e.               upon termination by the Company for any reason other than those set forth in Section 9.1(a) through 9.1(d) above;

f.                upon voluntary resignation of employment by the Executive for Good Reason;

g.               upon the Company’s election not to renew this Agreement pursuant to Section 3 for a reason other than Cause;

h.              upon the Executive’s election not to renew this Agreement pursuant to Section 3 for Good Reason;

i.                  upon a Change of Control Termination as described in Section 9.7, below;

j.                 upon a vote by the general meeting of shareholders of uniQure, N.V. to dismiss Executive from his position(s) at uniQure, N.V.; or

Initials:	/s/ Illigible

k.              upon a vote by the Supervisory Board of uniQure, N.V. to recommend dismissal from his position(s) at uniQure, N.V. to the general meeting of shareholders and/or to suspend Executive from such position(s).

In the event Executive’s termination occurs pursuant to subsections (a) - (d) above, Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind, unless otherwise provided herein.

9.2               Definition of Accrued Benefits. For purposes of this agreement, Accrued Benefits shall mean (i) payment of Base Salary through the termination date, (ii) payment of any Bonus for performance periods completed prior to the termination date, (iii) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); (iv) payment of unreimbursed business expenses incurred by Executive; and (v) rights to indemnification and directors’ and officers’ liability insurance coverage as provided for hererin, under any other agreements between the Company and Executive, in any insurance policy providing for such coverage or permitting such coverage and/or under any of the Company’s organizing documents or the organizing documents of any of the Company’s parents, subsidiaries or affiliated entities as applicable.

9.3               Definition of Disability. For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders the Executive mentally or physically incapable of performing the duties and services required of the Executive hereunder on a full-time basis for a period of at least 120 consecutive days.

9.4               Definition of Cause. As used in this Agreement, “Cause” shall mean the good faith determination by the Company (which determination shall be conclusive), after written notice from the Supervisory Board to Executive that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to sections (a) and (h) below):

a.                      Executive has willfully or repeatedly failed to perform his material duties in his capacity as CFO of uniQure, Inc. or as a Statutory Director of uniQure, N.V., and such failure has not been cured after a period of thirty (30) days’ notice;

b.              any reckless or grossly negligent act by Executive having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect and which did in fact cause such material injury;

Initials:	/s/ Illigible

c.               Executive’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where Executive is working on behalf of the Company;

d.              the indictment on charges or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a felony;

e.               the conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Supervisory Board’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud;

(1)                 except that, in the event that Executive is indicted on charges for a misdemeanor set forth in subsection 9.4(e), the Supervisory Board may elect, in its sole discretion, to place Executive on administrative garden leave with continuation of full compensation and benefits under this Agreement during the pendency of the proceedings;

f.                conduct by or at the direction of Executive constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes);

g.               a breach by the Executive of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing;

h.              a material breach by Executive of any material provision of this Agreement, any of the Company’s written employment policies or Executive’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice of such breach from the Supervisory Board, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Supervisory Board; and

i.      any breach of Section 6 of this Agreement.

The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept.

9.5               Definition of Good Reason. As used in this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties (excluding any duties associated with any position that Executive may hold at uniQure, N.V.); (ii) a diminution in the Executive’s Base Salary, except for across-the-board

Initials:	/s/ Illigible

salary reductions, based on the Company’s financial performance, similarly affecting the CEO and all or substantially all other senior management employees of the Company, which reduction does not occur before January 1, 2016 and does not reduce Executive’s Base Salary (in the aggregate with any similar reductions during the Employment Period) by more than 20% from the Executive’s highest Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company (i.e., outside a radius of fifty (50) miles from Boston, Massachusetts); or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). “Good Reason Process” shall mean that (vi) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (vii) the Executive notifies the Supervisory Board in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (viii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (ix) notwithstanding such efforts, the Good Reason Condition continues to exist; and (x) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9.6     Separation Benefits.

a.                      Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(a) or Section 9.1(b) above, in addition to the Accrued Benefits Executive shall also be entitled to:

(1)                 A lump sum pro-rata Bonus as set forth in and subject to Section 4.3 to be paid no later than three (3) months following the end of the fiscal year in which the termination occurs.

b.                      Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(e)-(h) above, then, in addition to the Accrued Benefits, Executive shall be entitled to:

(1)                 Continued payment of Executive’s then current Base Salary rate (less necessary withholdings and authorized deductions), payable pursuant to the Company’s regular payroll practices in effect at the time, for the twelve (12) month period following the termination date. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(2)                 Provided that the Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the termination date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse Executive for Executive’s full COBRA premiums (i.e.,

Initials:	/s/ Illigible

employer and employee portion) until the earlier to occur of: (a) the twelve (12) months anniversary of Executive’s termination date, (b) the date Executive becomes eligible to enroll in the health, dental and/or vision plans of another employer, (c) the date Executive (and/or his eligible dependents, as applicable) is no longer eligible for COBRA coverage, or (d) the Company in good faith determines that payments under this paragraph 9.6(b) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”) (such benefit, the “Continuation Health Benefit”). The Executive agrees to notify the Company promptly if he becomes eligible to enroll in the plans of another employer or if he or any of his dependents cease to be eligible to continue participation in the Company’s plans through COBRA. Notwithstanding the foregoing, if the Company’s payment of a portion of the Executive’s COBRA continuation coverage will be considered discriminatory under the PPACA, the Company shall not pay for or reimburse any portion of the Executive’s COBRA continuation coverage upon his termination of employment.

(3)                 A lump sum pro-rata Bonus as set forth in and subject to Section 4.3 to be paid no later than sixty (60) days after the termination date;

(4)                 Accelerated vesting of any stock options (that were awarded in the initial grant set forth above in Section 4.5 or in any subsequent award) which remain unvested as of Executive’s termination date to the extent of the number of shares that would have become vested as if Executive’s employment had continued through the twelve (12) month anniversary of the Executive’s termination date.

c.               Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(i), then, in addition to the Accrued Benefits, Executive shall be entitled to:

(1)                 a lump sum payment equal to Executive’s then-current Base Salary (less necessary withholdings and authorized deductions) to be paid no later than sixty (60) days after the termination date;

(2)                 the Continuation Health Benefit;

(3)                 A lump sum pro-rata Bonus as set forth in and subject to Section 4.3 to be paid no later than three (3) months following the end of the fiscal year in which the termination occurs; and

(4)                 Accelerated vesting in full of any and all stock options (that were awarded in the initial grant set forth above in Section 4.5 or in any subsequent award) which remain unvested as of Executive’s termination date.

Initials:	/s/ Illigible

d.              Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(j) or (k), then, in addition to the Accrued Benefits, Executive shall be entitled to:

(1)                 a lump sum payment equal to Executive’s then-current Base Salary (less necessary withholdings and authorized deductions) to be paid no later than sixty (60) days after the termination date.

The Company and Executive agree that any severance payments provided for in this Section 9.6 do not result in extending employment beyond the termination date.

9.7     Termination As A Result Of A Change Of Control.

a.                      For purposes of this Agreement, “Change in Control Termination” shall mean any of the following:

(1)                 Any termination by the Company of Executive’s employment, other than for Cause (as defined in Section 9.4, above), that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or

(2)                 Any resignation by the Executive for Good Reason (as defined in Section 9.5, above), that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

b.              For purposes of this Agreement, “Change in Control” shall mean any of the following:

(1)                 any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(2)                 the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

Initials:	/s/ Illigible

(3)                 the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than [50] percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

c.               Executive’s entitlement to the payments or other benefits in Section 9.6(c) is conditional upon Executive’s continued performance of his duties and responsibilities throughout the process preceding the Change of Control event until the latter of the closing date for the transaction causing the Change of Control event or Executive’s termination date.

d.       Additional Limitation.

(1)                 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(2)                 If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(3)                 If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over

Initials:	/s/ Illigible

time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(4)                 For the purposes of this Section 9.7(d), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(5)                 The determination as to which of the alternative provisions of Section 9.7(d) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 9.7(d) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9.8               General Release of Claims. Notwithstanding any provision of this Agreement, all severance payments and benefits described in Section 9.6 of this Agreement (except for payment of the Accrued Benefits) are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the termination date of a General Release of Claims by and between Executive (or the Executive’s estate) and the Company in the form attached as Exhibit B to this Agreement. (In the event of Executive’s death or incapacity due to Disability, the form attached as Exhibit B will be revised for signature accordingly.) Provided any applicable timing requirements set forth above have been met, the payments and benefits will begin to be paid or provided to Executive as soon as administratively practicable following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given, provided that if the 30-day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

Initials:	/s/ Illigible

10      In the Event of Termination For Any Reason.

10.1        Right to Offset. The Company may offset any undisputed amounts Executive owes the Company or its affiliates at the time of his termination of employment (including any payment of Accrued Benefits, separation pay, pro-rata Bonus or Continuation Health Benefit reimbursements), except for secured or unsecured loans, against any amounts the Company owes Executive hereunder.

10.2        Resignation from all Positions. If Executive’s employment with the Company ends for any reason, he shall voluntarily and immediately resign from any and all positions that he holds as an officer, director, or committee member with respect to the Company or any of its subsidiaries or affiliates. In particular, Executive shall immediately tender his resignation from his position as member of the Management Board of uniQure N.V. Executive will no longer perform any services and have no authority within the Company or any of its subsidiaries or affiliates.

10.3        Return of Company Property and Proprietary Information; Non-Deletion of Company Data. Upon termination of the Executive’s employment with the Company, or at any other time upon the request of Company, the Executive shall forthwith deliver to Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, in the possession of or under the control of the Executive that embodies any confidential information of the Company (as described in Section 6.2, above). Executive agrees to refrain from intentionally purging or deleting data from any Company-owned equipment, including email systems, in connection with Executive’s termination. To the extent that Executive possesses any data belonging to Company on any storage media owned by Executive (for example, a home computer’s hard disk drive, portable data storage device, etc.), Executive agrees that he will work cooperatively with the Company to return such data and ensure it is removed from Executive’s devices in a manner that does not adversely impact any personal data. Executive agrees not to take any steps to delete any Company data from any device without first obtaining Company’s written approval. Executive agrees to cooperate with Company if Company requests written or other positive confirmation of the return or destruction of such data from any personal storage media. Nothing herein shall be deemed to prohibit Executive from retaining (and making copies of): Executive’s personal non-business-related correspondence files; (ii) documents relating to the Executive’s personal compensation, benefits, and obligations; and (iii) Executive’s “rolodex” whether in tangible or in electronic form (e.g., electronic contacts file), provided such contacts do not constitute a trade secret of the Company.

11      Compliance with Sections 409A and 4999 of the Internal Revenue Code.

11.1        The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the application of Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant

Initials:	/s/ Illigible

to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A so as to avoid the imputation of any tax, penalties, accelerated taxation or interest under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

a.                      If (i) Executive is a “specified employee” within the meaning of Section 409A upon his Termination Date, and (ii) some or any portion of the amounts payable to Executive, if any, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) would result in the imposition of the penalty tax under Section 409A if paid to Executive on or within the six (6) month period following the Termination Date, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following the Termination Date, it will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the Termination Date (or such longer period as is required to avoid the imposition of additional tax under Section 409A). If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

b.                      The Company’s obligation to make any reimbursements or provide in-kind benefits to the Executive will be subject to the following restrictions: (1) the expenses paid or reimbursed by the Company in one calendar year will not affect the expenses paid or reimbursed in another calendar year; and (2) reimbursement for any expenses will be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.

Initials:	/s/ Illigible

12      Indemnification; Directors and Officers Liability Insurance

12.1        The Company will defend, indemnify and hold harmless the Executive to the fullest extent permitted by Delaware law, , if the Executive is a party or threatened to be made a party to any Proceeding (other than Proceedings brought by the Company) where the Proceeding: (i) is brought against the Executive by reason of the fact that the Executive is or was an employee of the Company; and (ii) involves conduct (or alleged conduct) by the Executive that was taken in the scope of the Executive’s employment with the Company; provided that the Executive acted in good faith and in a manner which the Executive reasonably believed to be in or not opposed to the best interests of the Company; and further provided that, in the case of any criminal action or Proceeding, the Executive had reasonable cause to believe that his conduct was lawful. For purposes of this provision, “Proceeding” means any threatened or pending claim, action, suit, arbitration, alternative dispute resolution process, investigation, administrative hearing, appeal, or any other similar proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal. For the avoidance of doubt, the Company’s obligation to indemnify the Executive applies irrespective of whether the Executive is named as the sole defendant in a Proceeding, a co-defendant with the Company in a Proceeding, a co-defendant with other individuals or entities in a Proceeding or as a member of a group of individuals/entities named as a defendant in a Proceeding (e.g., “John Does 1-10”, “Officers of...” or “the Board of...”).

12.2        The Company will advance legal fees and other expenses incurred by or on behalf of the indemnified Executive in connection with any Proceeding (except for Proceedings brought by the Company against Executive for claims other than shareholder derivative actions). By accepting such advancement of legal fees and expenses, the Executive is agreeing to repay any and all such legal fees and expenses in the event it is determined by a court of competent jurisdiction that applicable law prohibits the Company from paying such fees and expenses on behalf of the Executive.

12.3        The Company acknowledges and agrees that the Executive’s actions taken in reliance on the advice of counsel shall presumptively be deemed to have been taken in good faith and consistent with the best interests of the Company.

12.4        The Company shall maintain directors and officers liability insurance coverage for the benefit of Executive with a commercially reasonable policy limit as well as a commercially reasonable tail policy for the benefit of the Executive following the end of the Employment Period.

13      Miscellaneous.

13.1        Successors and Assigns. Executive may not assign this Agreement, by operation of law or otherwise, without the Company’s prior written consent. Without the Company’s consent, any attempted transfer or assignment will be void and of no effect. The Company may assign its rights under this Agreement if the Company consolidates with or merges into any other entity, or transfers substantially all of its properties or assets to any other entity, provided that such entity expressly

Initials:	/s/ Illigible

agrees to be bound by the provisions hereof. This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

13.2        Enforceability. If any portion or provision of the Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected, and each remaining portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

13.3        Waiver. No waiver of any provision will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement does not prevent subsequent enforcement of that term or obligation. The waiver by any party of any breach of this Agreement does not waive any subsequent breach.

13.4        Notices. Any notices, requests, demands, and other communications described in this Agreement are sufficient if in writing and delivered in person or sent postage prepaid, by certified or registered U.S. mail or by FedEx/UPS to Executive at his last known home address and a copy by e-mail to the Executive, or in the case of the Company or the Supervisory Board, to the attention of the Chairman of the Supervisory Board at the main office of uniQure, N.V., with a copy by e-mail to the Chairman of the Supervisory Board and the CEO of the Company. Any notice sent by U.S. mail shall be deemed given for all purposes 72 hours from its deposit in the U.S. mail, or the next day if sent by overnight delivery.

13.5        Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

13.6        Governing Law. This is a Massachusetts contract and will be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without regard to its choice-of-law principles, and shall be deemed to have been made in Massachusetts.

13.7        Consent To Exclusive Jurisdiction/Venue. The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.

13.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

13.9        Entire Agreement. This Agreement, together with the Company’s plan or policy documents and governing policies of the Company (each as amended from time

Initials:	/s/ Illigible

to time), constitute the entire understanding relating to the matters addressed in this Agreement and supersede any other prior agreement, whether written or oral.

[This space intentionally left blank.]

Initials:	/s/ Illigible

I HAVE HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT. IN SIGNING THIS AGREEMENT I ACKNOWLEDGE AND AGREE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE AND THAT I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. I AM NOT RELYING UPON ANY STATEMENTS BY THE COMPANYOR ITS REPRESENTATIVES.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the 9th day of December, 2014.

/s/ Matthew Craig Kapusta
Matthew Craig Kapusta

53 Greenfield Ave

Saratoga Springs, NY 12866 USA
Address

ACCEPTED AND AGREED:
uniQure, Inc.

By:	/s/ Jörn Aldag
Jörn Aldag, CEO

ACCEPTED AND AGREED:
uniQure, N.V.

By:	/s/ Jörn Aldag
Jörn Aldag, CEO

Initials:	/s/ Illigible

EXHIBIT A

LIST OF EMPLOYEE DEVELOPMENTS

(if none, please write the word “none” and sign below)

NONE

/s/ Matthew C. Kapusta
Signature

Matthew C. Kapusta
Name of Executive

Date:	December 9, 2014

Initials:	/s/ Illigible

EXHIBIT B

GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in Section 9 of the Employment Agreement between uniQure, Inc. and Matthew Craig Kapusta made as of December 9, 2014, and to be provided to me following the Effective Date of this General Release, I, Matthew Craig Kapusta, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.             On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge uniQure, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, parents, and assigns (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with or services performed for Releasees and/or termination of my employment with or termination of my services performed for Releasees (collectively, “Claims”), including:

a.                                      Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Massachusetts Law Against Discrimination (M.G.L. c. 151B, et seq., and/or any other laws of the Commonwealth of Massachusetts related to employment or the separation from employment;

b.                                      Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c.                                       Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or

d.                                      Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Releasees.

e.                                       Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

Initials:	/s/ Illigible

f.                                        I waive all rights to re-employment with the Releasees. If I do apply for employment with the Releasees, the Releasees and I agree that the Releasees need not employ me, and that if the Releasees declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever.

2.             Release of Other Claims. I fully release, acquit, and forever discharge the Releasees from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees or any other liability of any kind whatsoever of which I have knowledge as of the time I sign this General Release.

3.             Notwithstanding anything to the contrary herein, nothing in this General Release shall be deemed to release any of the Releasees for: (i) any claim for the payment of compensation due under the Employment Agreement; (ii) any claim for any of the Accrued Benefits under the Employment Agreement; (iii) any claim for any separation benefit under section 9.6 of the Employment Agreement including, without limitation, separation pay, Continuation Health Benefit, Pro-Rata Bonus and accelerated vesting of stock options (as applicable and as defined in the Employment Agreement); or (iv) any rights to indemnification or coverage under a directors and officers liability insurance policy.

4.             Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in Section 7 of my Employment Agreement remain in full force and effect and shall survive the termination of my employment with the Releasees and the execution of this General Release.

5.             Consultation with Attorney. I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

6.             Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release (or at least 45 days from the date I first received this General Release if my termination is part of a group reduction in force) during which to consider signing it.

7.             Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Releasees in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to the then current address of uniQure, Inc.’s headquarters (to the attention of the CEO); or b) hand delivered within 7 days of execution of this General Release to the uniQure, Inc.’s CEO. This General Release will become effective on the 8th day after I sign it (the “Effective Date”); provided that I have not timely revoked it.

Initials:	/s/ Illigible

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

IN WITNESS WHEREOF, I have duly executed this Agreement under seal as of the                      day of                    [month],                                [year]

Matthew Craig Kapusta

Address

Initials:	/s/ Illigible